UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a‑12

PARKE BANCORP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2018

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Parke Bancorp, Inc., we invite you to attend our Annual Meeting of Shareholders to be held at the Terra Nova restaurant, 590 Delsea Drive, Washington Township, New Jersey, on April 17, 2018, at 10:00 a.m. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID RETURN ENVELOPE AS QUICKLY AS POSSIBLE. ALTERNATIVELY, YOU CAN VOTE ONLINE AT WWW.INVESTORVOTE.COM/PKBK OR VOTE BY CALLING 1-800-652-VOTE (8683). This will not prevent you from voting in person at the meeting, but it will assure that your vote is counted if you are unable to attend the meeting.

Sincerely,

Vito S. Pantilione
President and Chief Executive Officer

PARKE BANCORP, INC.
601 DELSEA DRIVE
 WASHINGTON TOWNSHIP, NEW JERSEY 08080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 17, 2018

NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders of Parke Bancorp, Inc. (the "Company") will be held at the Terra Nova restaurant, 590 Delsea Drive, Washington Township, New Jersey, on April 17, 2018, at 10:00 a.m. for the following purposes:

1.	To elect one director to serve a two-year term and three directors to serve three-year terms;
2.	To ratify the appointment of RSM US LLP as our independent auditor for the fiscal year ending December 31, 2018; and
3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Pursuant to the Company's bylaws, the Board of Directors has fixed the close of business on March 9, 2018, as the record date for determination of the shareholders entitled to vote at the Annual Meeting and any adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, YOU CAN VOTE ONLINE OR BY TELEPHONE.  YOU SHOULD HAVE THE PROXY CARD AVAILABLE IF USING THE INTERNET OR TELEPHONE VOTING METHODS AS IT CONTAINS IMPORTANT INFORMATION FOR LOGGING INTO THE VOTING SYSTEMS AND COMPLETING YOUR PROXY.

YOU MAY REVOKE YOUR PROXY BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ARE PRESENT AT THE ANNUAL MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR BROKER TO VOTE IN PERSON AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Linda A. Kaiser
Corporate Secretary
Washington Township, New Jersey
March 16, 2018
Important Notice Regarding Internet
Availability of Proxy Materials
For the Shareholder Meeting to be
Held on April 17, 2018
The Proxy Statement and Annual Report to
Shareholders are available at www.investorvote.com/pkbk

PROXY STATEMENT
OF
PARKE BANCORP, INC.
601 DELSEA DRIVE
WASHINGTON TOWNSHIP, NEW JERSEY 08080

ANNUAL MEETING OF SHAREHOLDERS
April 17, 2018

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Parke Bancorp, Inc. (the "Company"), the bank holding company for Parke Bank, a New Jersey chartered commercial bank (the "Bank"), to be used at the Annual Meeting of Shareholders to be held at the Terra Nova restaurant, 590 Delsea Drive, Washington Township, New Jersey, on April 17, 2018, at 10:00 a.m. (the "Annual Meeting"). The accompanying Notice of Annual Meeting and this Proxy Statement are being first mailed to shareholders on or about March 16, 2018.
At the Annual Meeting, shareholders will consider and vote upon (i) the election of one director of the Company to serve a two-year term and three directors of the Company to serve three-year terms, and (ii) the ratification of the appointment of RSM US LLP as the Company's independent auditor for the fiscal year ending December 31, 2018.
The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holder the discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournment thereof.

VOTING AND PROXY PROCEDURES

Who Can Vote at the Annual Meeting

You are only entitled to vote at the Annual Meeting if our records show that you held shares of our common stock, par value $0.10 per share (the "Common Stock"), as of the close of business on March 9, 2018 (the "Record Date"). If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the record holder of your shares (or their designee). As of the Record Date, a total of 8,021,982 shares of Common Stock were outstanding. Each share of Common Stock has one vote on each matter presented.
Voting by Proxy
The Board of Directors is sending you this Proxy Statement for the purpose of requesting that you allow your shares of Common Stock to be represented at the Annual Meeting by the persons named in the enclosed proxy card. As shown on your proxy card, you may also vote your shares by internet or telephone voting.  All shares of Common Stock represented at the Annual Meeting by properly executed and dated proxies will be voted according to the instructions indicated on the Proxy. If you execute a proxy (by any permitted method) without giving voting instructions, your shares will be voted as recommended by the Company's Board of Directors. The Board of Directors recommends a vote "FOR" its nominees for director and "FOR" the ratification of the appointment of RSM US LLP as our independent auditors.

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the proxy will vote your shares as determined by a majority of the Board of Directors. If the Annual Meeting is postponed or adjourned, your shares of Common Stock may be voted by the persons named in the proxy card on the new Annual Meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.
You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must advise the Company's Secretary in writing before your Common Stock has been voted at the Annual Meeting, deliver a later-dated proxy, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself revoke your proxy.
If you hold your Common Stock in "street name," you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.  In order to vote at the Annual Meeting you will need special documentation from your broker, bank or other nominee.  Please note that pursuant to the rules that guide how brokers vote your stock, your brokerage firm or other nominee may not vote your shares with respect to the election of directors (Proposal I) without specific instructions from you as to how to vote because it is not considered a "routine" matter under the applicable rules.

Vote Required
The Annual Meeting can only transact business if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Annual Meeting. If you execute a valid proxy or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum even if you abstain or withhold your vote or do not vote your shares at the Annual Meeting. Broker non-votes will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the agenda item and has not received voting instructions from the beneficial owner.
In voting on the election of directors (Proposal I), you may vote in favor of the nominee or withhold your vote. There is no cumulative voting in the election of directors. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominee receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
In voting to ratify the appointment of RSM US LLP as our independent auditors, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on these proposals.

PRINCIPAL HOLDERS OF OUR COMMON STOCK

Persons and groups beneficially owning more than 5% of the Common Stock are required to file certain reports with the Securities and Exchange Commission regarding their ownership. A person is the beneficial owner of shares of Common Stock if he or she has or shares voting or investment power over the shares or has the right to acquire beneficial ownership of the shares at any time within 60 days from the Record Date. The following table sets forth information as of the Record Date with respect to the persons or groups known to the Company to beneficially own more than 5% of the Common Stock as well as directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)

EJF Capital LLC 2107 Wilson Boulevard Suite 410 Arlington, VA 22201	846,732 (3)	9.73%

Directors and Executive Officers As a Group (15 persons)	1,887,333 (4)	23.24%

(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if he or she shares voting or investment power with respect to such shares or has the right to acquire beneficial ownership within 60 days of the Record Date.  As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.  Except as otherwise noted, ownership is direct and the named persons or group exercise sole voting or investment power over the shares of Common Stock.

(2)
In calculating the percentage ownership of an individual or group, the number of shares outstanding is deemed to include any shares which the individual or group have the right to acquire within 60 days of the Record Date through the exercise of options or otherwise.

(3)
This information is based solely on Schedule 13G/A, filed February 14, 2018 with the Securities and Exchange Commission by EJF Capital LLC.  Includes 681,733 shares that may be acquired upon a full conversion of the Series B Preferred Stock within 60 days of the Record Date.

(4)
Includes 43,570 shares of Common Stock that may be acquired pursuant to the exercise of options and 56,831 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

PROPOSAL I – ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members divided into three classes. The directors are elected for staggered three-year terms, or until their successors are elected and qualified. Annually, approximately one-third of the board is to be elected.  In last year's proxy statement, the Company disclosed that due to the death of a director who was a member of the class to be elected, only one director serving on the Board of Directors of the Company was being elected at the 2017 Annual Meeting.  As a result of last year's election, the Board is currently composed as follows: one director whose term expires in 2020, four directors whose terms expire in 2019 and four directors whose terms expire in 2018.  It is for this reason, last year's proxy statement disclosed that at subsequent annual meetings, one or more directors would be nominated to serve for less than three years so as to again make the class sizes as nearly equal as possible. Accordingly, one of the four director nominees whose term expires at the Annual Meeting was nominated for a two-year term to expire in 2020 rather than a three-year term to expire in 2021, in order to begin to equalize the class of directors whose terms expire in 2020.  If all the nominees for election are elected as directors at the Annual Meeting, there will be two directors in the class of 2020, three directors in the class of 2021 and four directors in the class of 2019.  The Nominating Committee of the Board of Directors may take additional actions with respect to the 2019 annual meeting of shareholders in order to fully equalize the Board, with the result that each class has three directors.
It is intended that proxies solicited by the Board of Directors will, unless otherwise specified, be voted for the election of the named nominees for the terms indicated. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

The following table sets forth for the nominees, the directors continuing in office and certain executive officers: name, age, the year the individual first became a director or officer of the Company, the term of office and the number and percentage of shares of Common Stock beneficially owned by each of them as of the Record Date.

				Shares of
	Age at	Year First	Term of	Common Stock		Percent
	December	Elected or	Office	Beneficially		Of
Name	31, 2017	Appointed	Expires	Owned(1)		Class

BOARD NOMINEE FOR TERM TO EXPIRE IN 2020

Vito S. Pantilione	66	2007	2018	252,811	(2)	3.14%

BOARD NOMINEES FOR TERM TO EXPIRE IN 2021

Daniel J. Dalton	68	2005	2018	167,950		2.09%
Arret F. Dobson	46	2007	2018	153,748	(3)	1.92%
Anthony J. Jannetti	80	2007	2018	195,323	(4)	2.43%

DIRECTORS CONTINUING IN OFFICE

Fred G. Choate	72	2005	2019	8,485	(5)	*
Edward Infantolino	70	2007	2019	141,828	(6)	1.77%
Jeffrey H. Kripitz	66	2007	2019	352,275	(7)	4.39%
Jack C. Sheppard, Jr.	64	2007	2019	155,119	(8)	1.93%
Celestino R. Pennoni	80	2005	2020	300,172	(9)	3.73%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Elizabeth A. Milavsky Executive Vice President Chief Operating Officer	66	N/A	N/A	40,510	(10)	*
John F. Hawkins Senior Vice President and Chief Financial Officer	63	N/A	N/A	4,845	(11)	*
David O. Middlebrook Senior Vice President	59	N/A	N/A	56,483	(12)	*
Ralph Gallo Senior Vice President	60	N/A	N/A	2,067	(13)	*
Paul E. Palmieri Senior Vice President	59	N/A	N/A	53,279	(14)	*
Daniel Sulpizio Senior Vice President	56	N/A	N/A	2,439	(15)	*

*	Less than 1%
(1)
Includes shares of Common Stock held directly, as well as by spouses or minor children, in trust and other indirect beneficial ownership and shares that may be acquired pursuant to the exercise of options and shares that may be acquired upon a full conversion of the Series B Preferred Stock, in each case, within 60 days of the Record Date

(2)
Includes 5,808 shares of Common Stock that may be acquired pursuant to the exercise of options and 11,367 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(3)	Includes 2,420 shares of Common Stock that may be acquired pursuant to the exercise of options within 60 days of the Record Date.
(4)	Includes 2,420 shares of Common Stock that may be acquired pursuant to the exercise of options within 60 days of the Record Date.
(5)
Includes 3,872 shares of Common Stock that may be acquired pursuant to the exercise of options and 2,841 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(6)
Includes 2,420 shares of Common Stock that may be acquired pursuant to the exercise of options and 5,683 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(7)
Includes 2,420 shares of Common Stock that may be acquired pursuant to the exercise of options and 5,683 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(8)
Includes 2,420 shares of Common Stock that may be acquired pursuant to the exercise of options and 5,683 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(9)
Includes 5,808 shares of Common Stock that may be acquired pursuant to the exercise of options and 11,367 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(10)
Includes 3,630 shares of Common Stock that may be acquired pursuant to the exercise of options and 2,841 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(11)
Includes 3,388 shares of Common Stock that may be acquired pursuant to the exercise of options and 1,136 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(12)
Includes 2,420 shares of Common Stock that may be acquired pursuant to the exercise of options and 5,683 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(13)	Includes 1,704 shares of Common Stock that may be acquired pursuant to the exercise of options within 60 days of the Record Date.
(14)
Includes 2,420 shares of Common Stock that may be acquired pursuant to the exercise of options and 4,547 shares of Common Stock that may be acquired upon a full conversion of Series B Preferred Stock, in each case, within 60 days of the Record Date.

(15)	Includes 2,420 shares of Common Stock that may be acquired pursuant to the exercise of options within 60 days of the Record Date.
Biographical Information
Set forth below are biographies of the nominees for director, the continuing directors and the executive officers of the Company.  These biographies contain information regarding the person's service as a director, business experience, other directorships at any point during the last five years with any other public companies, information regarding involvement with certain types of proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating Committee and the Board to nominate the individual for re-election to the Board in 2018 and that qualify the Continuing Directors to continue to serve on the Board.
Nominees for Director:
Vito S. Pantilione. Mr. Pantilione has served as the Company's President and Chief Executive Officer and a director since its formation in 2005. From the time of the Bank's formation in 1998, Mr. Pantilione has served as the President and Chief Executive Officer and a director of the Bank. Mr. Pantilione previously was the President and owner of Eagle Valley, a diversified mortgage company located in Philadelphia, Pennsylvania. From 1991 to 1994, he was employed as President of First Commercial Bank of Philadelphia. In addition, he previously was the President and owner of Interstate Mortgage Management, a mortgage brokerage company located in Southern New Jersey, and was the Executive Vice President of First Federal Savings of Hammonton. Mr. Pantilione was a past member of the Federal Reserve Bank of Philadelphia's Community Depository Institution Advisory Council. Mr. Pantilione received an Honorary Doctorate from Philadelphia University in recognition of his many accomplishments in the areas of Finance and Banking. Mr. Pantilione's financial industries experience and expertise has been invaluable to the Company.

Daniel J. Dalton. Mr. Dalton recently retired as a salesperson for Brown & Brown, of New Jersey, a full-service insurance agency with offices throughout the state of New Jersey. He was President of Dalton Insurance Agency, LLC from 1997 to 2007. Mr. Dalton presently serves as an Adjunct Professor in the Department of Political Science and Economics at Rowan University. Mr. Dalton served as the New Jersey

Secretary of State from 1992 through 1994 and served in both the New Jersey State Senate and Legislative Assembly. He was a founding Director and past President of the Boys and Girls Club of Gloucester County. He is a member of the Board of Trustees of Kennedy University Hospital. He also has served as a Board member of the New Jersey Casino Reinvestment Development Authority. The political and business experience that Mr. Dalton possesses enhances the depth of the Board.
Arret F. Dobson. From 1989 to the present, Mr. Dobson has been a builder and land developer, developing numerous residential and commercial projects. Mr. Dobson is President and operating partner of the White Oaks Country Club located in Newfield, New Jersey. Mr. Dobson is also the co-owner of Dobson Turf Management, a company specializing in athletic field construction and maintenance serving colleges, universities, municipalities, school districts and golf courses in the tri-state area. The diversified professional background of Mr. Dobson supports the Company's understanding of business trends.
Anthony J. Jannetti. Mr. Jannetti is Founder and Chairman of Anthony J. Jannetti, Inc., a national health care marketing, communications, publishing and management firm located in Pitman, New Jersey. Mr. Jannetti currently serves on the Board of Trustees for the Nursing Economics Foundation. He formerly served as the Chairman of the Foundation of the National Student Nurses Association, and the Banner Health Education Foundation. Mr. Jannetti is also a member of The American Society of Association Executives, The Health Care Marketing and Communications Counsel and The Professional Convention and Management Association. He is also an Honorary Member of many national nursing associations. Mr. Jannetti's business and marketing background and expertise has been instrumental in steering the Bank's marketing committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES
Continuing Directors:
Fred G. Choate. Mr. Choate is the President and controlling shareholder of Greater Philadelphia Venture Capital Corporation, a position he has held since 1997. From 1987 to 1997, Mr. Choate was a principal in Sandhurst Company, a venture capital fund. Mr. Choate is a director of FIS Group, a fund of funds servicing large institutional investors with over $5 billion under advisory. Mr. Choate was a director of Escalon Medical Corp. (Nasdaq: ESMC), a medical products company. Mr. Choate has also served on the audit committee of the board of directors of another financial institution. He is a member of the Institute of Directors of the United Kingdom. Mr. Choate has an extensive financial background and audit committee experience with other companies.
Dr. Edward Infantolino.  Dr. Infantolino is President of Ocean Internal Medicine Associates, P.A. and is now retired from the practice of medicine in Atlantic City and Somers Point, New Jersey. He first opened his medical practice in New Jersey in 1977. He is a member of the National Association of Realtors, the New Jersey Association of Realtors and the Atlantic City and County Board of Realtors. He is a member of the Orlando Regional Realtors Association. Dr. Infantolino is president of the Atlantic Investment Club. He has a license to sell real estate in Florida and in New Jersey. Dr. Infantolino is also the owner and principal broker of Key Land Development Company in Celebration, Florida. Dr. Infantolino's business and real estate background is an asset to the Board of Directors.
Jeffrey H. Kripitz. Mr. Kripitz is the owner and operator of Jeff Kripitz Agency in Northfield, New Jersey. He specializes in employee benefits such as life, health and long-term care insurance for both businesses and individuals. He was the former President of the Federation of Jewish Agencies of Atlantic and Cape May counties and serves as the chairman of their life and legacy program. Mr. Kripitz's risk experience and exposure to multiple industries and businesses greatly enhances the depth of the Board of Directors.

Jack C. Sheppard, Jr. From 1983 to 2013, Mr. Sheppard was an Executive Vice President with Bollinger, Inc., a New Jersey-based insurance brokerage providing a full range of insurance products. He is currently an Area Senior Vice President with Arthur J. Gallagher & Company in Mt. Laurel, New Jersey. He currently serves on the Board of Trustees of Newpoint Behavioral Healthcare, Inspira Health Network, and Abilities Solutions. Mr. Sheppard holds the CPIA designation (Certified Professional Insurance Agent), and is a life member of the American Insurance Marketing & Sales Society (AIMS). Mr. Sheppard's insurance and risk management experience along with his extensive community involvement strengthens the Board and its understanding and management of risk.

Celestino R. ("Chuck") Pennoni. Mr. Pennoni is currently Chairman of the Board of Directors of the Company and the Bank. From 1966 to the present, Mr. Pennoni has been Chairman, President and Chief Executive Officer of Pennoni Associates, a consulting engineering firm headquartered in Philadelphia with over 1,200 employees in 35 offices in the Atlantic Coast region of the United States, a firm founded by Mr. Pennoni in 1966. He is also President Emeritus and past Chairman of the Board of Trustees of Drexel University, where he earned a Bachelor's of Science and Master of Sciences degrees in civil engineering and was awarded an honorary doctorate. Mr. Pennoni has also twice served as Interim President of Drexel University. Mr. Pennoni is also past President of the American Society of Civil Engineers, the Accreditation Board for Engineering and Technology, and The United Engineering Trustees. He was inducted into the National Academy of Engineering in 2000 and is a licensed professional engineer. He has also consecutively served on three bank boards since 1985. Mr. Pennoni's years of business and academic experience and accomplishments has greatly enhanced the Company through his leadership of the Board.

Executive Officers Who Are Not Directors:
Elizabeth A. Milavsky. Ms. Milavsky joined the Bank in 2004 and is Executive Vice President and Chief Operating Officer responsible for administration of all areas of Bank operations, human resources, information technology, and compliance. From 1982 to 2004, Ms. Milavsky was employed by Roxborough Manayunk Bank in Philadelphia, Pennsylvania as Senior Vice President of Operations. Her responsibilities included Electronic Banking, Information Technology, Retirement and Check Processing Departments, as well as the operations of the retail branch network.
John F. Hawkins.  Mr. Hawkins is Senior Vice President and Chief Financial Officer. He joined the Bank in 2008 as Controller. Prior to joining the Bank, he was Controller for Susquehanna Bank DV, headquartered in Camden from 2006 to 2008. Mr. Hawkins was Senior Vice President/Investment Officer at Minotola National Bank from 1993 to 2006. Mr. Hawkins has over 28 years' experience in banking with a career focus on asset and liability management, planning, analytics and financial reporting.
David O. Middlebrook. Mr. Middlebrook has served as the Company's Senior Vice President since its formation in 2005. Mr. Middlebrook is also the Bank's Chief Credit Officer. He has over thirty-seven years' experience in the commercial banking industry with a focus on commercial, industrial and real estate lending. Mr. Middlebrook was previously employed at National Community Bank, National Westminster Bank and Fleet Bank prior to joining Parke Bank in 1999. Mr. Middlebrook is also the past Treasurer of the Board of Directors for The Arc of Atlantic County, a non-profit entity that supports the developmentally disabled where Mr. Middlebrook served for over eleven years and continues to remain active today.
Ralph "Guy" Gallo. Mr. Gallo is Senior Vice President and Chief Workout Officer responsible for the management of the Bank's foreclosed assets and nonperforming loan portfolio. He has over thirty years of banking experience primarily in banking operations and customer relationship management. As a Vice President at Mellon Bank, he managed Lockbox, Research & Adjustments and International Operations supporting commercial banking customers. As a Vice President at Image Remit, he managed a multi-state lockbox operation and provided customer relationship management supporting private label services to regional banks in the Northeast US.

Paul E. Palmieri. Mr. Palmieri is Senior Vice President of the Philadelphia Region and joined the Bank in 2004. He is also the Bank's Senior Loan Officer. He has more than forty years of banking and accounting experience in the Philadelphia area. Prior to joining the Bank, he was a Vice President and Commercial Loan Officer at Republic First Bank in Philadelphia, Pennsylvania from 1996 to 2004. Mr. Palmieri was an Assistant Vice President and Commercial Banker at Regent Bank in Philadelphia from 1993 to 1996.  He also held various positions at Fidelity Bank formerly known as Industrial Valley Bank in Philadelphia from 1977 to 1987 and Home Unity Savings Bank in Lafayette Hill, Pennsylvania from 1988 to 1989.
Daniel Sulpizio.  Mr. Sulpizio serves as Senior Vice President, Director of Retail Banking and Security Officer. He is the President of Gloucester County Habitat for Humanity, President of the South Jersey Bankers Security Associates, board member of the Citizens Crime Commission of Philadelphia, Gloucester County Workforce Development Board and member of the Gloucester County Elder Protection Committee. He has over 34 years of retail banking experience that has included consumer and commercial lending, sales and marketing and government banking. Prior to joining Parke Bank, he was the Senior Government Banking Officer for Sovereign Bank where he was responsible for developing and managing all local municipal government activities in New Jersey. At PNC Bank Mr. Sulpizio held numerous leadership positions including Regional Business Banking Manager for South Jersey where he provided leadership to 13 commercial lenders and 30 retail branches in the delivery of business banking products and services.

CORPORATE GOVERNANCE

Director Independence
The Board of Directors has determined that all non-employee Directors are independent in accordance with the requirements of Nasdaq rules. All Board members who serve on the Audit Committee, the Compensation Committee and the Nominating Committee are non-employee Directors and deemed independent. The Board of Directors has determined that Director Choate is an Audit Committee Financial Expert within the meaning of the regulations of the Securities and Exchange Commission.
Director Attendance
The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the year ended December 31, 2017, the Board of Directors met a total of twelve times, including regularly scheduled meetings and special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and meetings of the committees on which he served during the year ended December 31, 2017.

Code of Ethics

The Company has adopted a Code of Ethics, which applies to all directors, officers and employees of the Company and the Bank.  The Code of Ethics is available on the Investor Relations page of the Company's website, www.parkebank.com. It is expected that all directors, officers and employees act in accordance with the highest standards of personal and professional conduct in all aspects of their employment and association with the Company and the Bank, to comply with all applicable laws, rules and regulations and to adhere to all policies and procedures adopted by the Company and the Bank.

Committees of the Board of Directors

Nominating Committee. The nominating committee consists of Directors Choate, Dalton, Dobson and Infantolino.  The Nominating Committee met one time during the fiscal year ended December 31, 2017. The Board of Directors has adopted a written nominating committee charter for the Nominating Committee that is available on the Investor Relations page of the Company's website, www.parkebank.com. The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The process for identifying and evaluating potential Board nominees includes soliciting recommendations from directors and officers of the Company. Additionally, the Board will consider persons recommended by shareholders of the Company in selecting the Board's nominees for election. There is no difference in the manner in which persons recommended by directors or officers versus persons recommended by shareholders in selecting Board nominees are evaluated.

To be considered in the selection of Board nominees, recommendations from shareholders must be received by the Company in writing by at least 60 days prior to the anniversary date of the prior year's annual meeting.  Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered. The Board believes potential directors should be knowledgeable about the business activities and market areas in which the Company engages. The committee and the Board of Directors may consider diversity in market knowledge, experience, employment, and other factors.

Compensation Committee. The Compensation Committee oversees the Company's executive compensation and benefit policies and practices. The Committee is comprised of Directors Choate, Dalton, Jannetti, Pennoni and Sheppard. The Committee met two times during the 2017 fiscal year. The Board of Directors has adopted a written compensation committee charter for the Compensation Committee that is available on the Investor Relations page of the Company's website, www.parkebank.com.

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee consists solely of non-employee directors. No member of the Compensation Committee or any other director is or was during 2017 an executive officer of another company whose board of directors has a comparable committee on which one of the Company's executive officers serves.  None of the executive officers is or was during 2017 a member of the board of directors or a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

Audit Committee. The Audit Committee is responsible for overseeing the accounting and financial reporting processes and the audits of the financial statements of the Company. The Committee is comprised of Directors Choate, Dalton, Dobson, and Sheppard. The Committee met four times in fiscal year 2017. The Board of Directors has adopted a written audit committee charter for the Audit Committee that is available on the Investor Relations page of the Company's website, www.parkebank.com.

Audit Committee Financial Expert. The Board of Directors has determined that Fred G. Choate is an Audit Committee "financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities and Exchange Commission. Mr. Choate would be considered an independent director, under the rules of The Nasdaq Stock Market including the specific independence requirements for audit committee members.
Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board. In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting. The Board encourages, but does not require, directors to attend the annual meeting of shareholders. All of the nine Board members attended the 2017 annual meeting of shareholders.

Board Leadership Structure and Role in the Risk Management Process
Director Vito S. Pantilione serves as Chief Executive Officer of the Company and Director Celestino R. Pennoni serves as Chairman of the Board. The Board of Directors has determined that the separation of the offices of Chairman of the Board and Chief Executive Officer and President enhances Board independence and oversight. Moreover, the separation of the Chairman of the Board and Chief Executive Officer and President allows the Chief Executive Officer and President to better focus on his growing responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company's management and affairs through its Audit, Loan and Asset/Liability and Risk committees and, when necessary, special meetings of independent directors.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company's operating results for 2017 indicate that our compensation programs continue to support our operating goals and our financial targets in our efforts to build long-term value for our shareholders. Despite a continuing highly competitive business environment in 2017, the Company reduced nonperforming assets by $10.0 million, maintained a net interest margin of 4.01% and appropriate capital levels, while maintaining strong earnings.
A summary of the actions taken by the Compensation Committee ("Committee") in 2017 related to our compensation programs applicable to our executive officers ("NEOs") listed in the Summary Compensation Table include:

•	Cash bonuses were paid to our NEOs ranging from 64.4% of salary to 10.1% of salary; and

•	Base salary increases for our NEOs were approved ranging from 26.0% of salary to 3.2% of salary.

Shareholder Advisory Votes on Executive Compensation

At the 2017 Annual Meeting of Shareholders, the shareholders approved the advisory vote on the Company's executive compensation policies and practices as disclosed in our 2017 Annual Meeting proxy statement by more than 99.1% of the shares voting on the matter.  The Committee considered this supportive vote in continuing its administration of compensation for the NEOs in 2017.

Philosophy and Objectives

The Company's compensation programs are designed to effectively attract, retain, motivate and reward the NEOs and all employees for their performance. The Company believes in maintaining a competitive compensation package to ensure continuity of the management team with the goal of increasing shareholder value over the long-term.
The objectives of the compensation package include the following:

•
Create an overall compensation package that is competitive with those offered by other financial institutions of similar size in our market area while providing appropriate incentives for the achievement of short and long-term performance goals;

•	Encourage achievement of short-term performance goals through cash incentive programs;
•	Use stock incentive plans to encourage long-term corporate performance and align interests of management with stockholders;
•	Encourage long-term management continuity and loyalty through the accrual of post-employment benefits; and
•	Monitoring the incentive compensation applicable to NEOs and other officers and employees within acceptable parameters of risk to the Company.

The financial services industry is competitive and the Company operates in a market area where we have competition from many other community banks as well as much larger financial institutions. The NEO officer compensation packages are therefore structured to retain the current team. The Company believes this is important due to the following attributes of the NEOs:

•	In-depth knowledge of the local markets;
•	Familiarity with the Company's operations;
•	Strong customer relationships; and
•	Management succession planning.

The Company has a balanced package of short-term, cash-based compensation and longer-term, stock-based plans and post-retirement plans. The Company's Executive Compensation package includes the following key elements:

•	Base Salary;
•	Cash Incentive Bonus Plan;
•	Long-Term Equity-Based Incentive Compensation;
•	Employment and Change of Control Agreements;
•	Post-Employment and Retirement Programs;
•	Insurance and Other Benefits; and
•	Perquisites and Other Personal Benefits.

Administration of Compensation Program

The Compensation Committee of the Company is responsible for the administration of the compensation program of the President and Chief Executive Officer, the Chief Financial Officer and the other NEOs.
The Committee met in the first quarter of 2017 to determine annual salary adjustments and cash bonus awards for our NEOs with respect to 2016 performance. Additionally, the Committee met in December 2017 to review salaries of NEOs with respect to 2017 performance.  The Company does not have a formal policy addressing each specific type of compensation.
The Committee does consider a variety of factors as it evaluates compensation for each NEO, including:

•	Overall company performance as compared to budget and prior year's performance;
•	Bank regulatory compliance;
•	Bank performance metrics compared to peers, including return on assets, return on equity, charge-offs, level of non-performing loans and efficiency ratio; and
•	The individual achievements of each NEO in their respective areas of responsibility.

In establishing base salaries and any increases, the committee has access to compensation surveys to ensure a competitive salary level. These include:

•	S&P Global Market Intelligence, Executive Compensation Review for Bank and Thrift Companies - $1 billion to $5 billion.

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant's fees and all other terms of the engagement as it deems necessary although no consultant was retained in 2017.

The Company does not specifically benchmark compensation to any specific group of companies.

In reviewing the available information, we review the overall information available, including salary, bonus, incentive compensation and other compensation. We do not have a pre-defined target level of compensation to which we set our compensation levels.  A review of the peer group data provided by S&P Global Market Intelligence indicates that the Company's base salaries, annual discretionary cash bonuses and total compensation for each of its NEOs is below the median levels for comparable positions in the peer group.
Absent a material increase in duties or a significant change in the economic or competitive landscape, NEO salaries are not increased materially from year to year.  At each Committee meeting, the Chief Executive Officer discusses with the Committee the performance evaluations of each of the NEOs, excluding himself, and presents his recommendations. The Chief Executive Officer is not present for any Committee discussions involving his personal compensation.
Depending on the Company's performance for the year, bonus amounts are awarded to each NEO based on performance as determined within the discretion of the Committee. The Company realizes that all employees contribute to its success, and therefore, cash bonuses are also distributed to employees at all levels based on merit. The Company has never been required to materially adjust or restate the pre-tax earnings on which the bonus pool has been calculated and does not have a policy regarding the adjustment or recovery of bonuses in such an event.

The Committee also may grant stock option awards and restricted stock awards under the Company's 2015 Equity Incentive Plan.  Such equity plan is designed to provide long-term incentives to NEOs, directors and other key employees that contribute to the success of the Company. The ten-year life of the options and five-year vesting of restricted stock awards are structured to retain the NEOs and promote the long-term success of the Company. No stock option awards or restricted stock awards were made in 2017.
The Board of Directors believes that equity-based compensation is important in aligning the interests of management with those of shareholders and has the 2015 Equity Incentive Plan to help it achieve this objective. Although each of the NEOs has a personal investment in the Common Stock, the Board of Directors does not have formal equity ownership requirements or guidelines for executive officers.

Components of Compensation Program

The major components of compensation for 2017 were as follows:
Salary
As a result of the Company's ongoing success and the continuity of the management team, NEO salary increases effective as of January 1, 2017, ranged from 3.2% to 26.0%. The employment agreement in effect in 2017 with Mr. Pantilione provided for a base salary of $660,000 which may be increased from time to time.

  Annually, the Committee reviews the salary levels of the CEOs in the compensation survey (as detailed above).  In 2017, the salary range paid to the CEOs in this peer group was $237,000 to $1,135,962 with a median of $435,000.  The base salary for Mr. Pantilione will increase from $660,000 to $679,800, a 3% increase, effective January 1, 2018. Other salary increases approved for the NEOs, effective as of January 1, 2018, ranged from 3.0% to 10.0%.

Bonus
The Committee reviewed the Company's overall performance which exceeded expectations after considering the impact of any non-recurring events.  Awards are made within the discretion of the Committee and are not based upon pre-established performance criteria.  Cash bonuses approved by the Committee in December 2017 for the NEOs, other than the CEO, ranged from $17,000 to $150,000. In accordance with Mr. Pantilione's employment agreement, in addition to his base salary of $660,000, he receives annual bonus compensation equal to ten percent (10%) of the net pre-tax profits of the Bank during such year up to a maximum bonus of fifty percent (50%) of his then annual base salary for a maximum bonus pursuant to the employment agreement of $330,000 in 2017. An additional bonus is the amount of $95,000 was awarded for his efforts in selling the Company's SBA related assets. For purposes of calculating such bonus, "net pre-tax profits" means the Bank's gross revenues for such calendar year less all operating expenses and charges to income in accordance with generally accepted accounting principles, consistently applied.
Stock Based Awards
No stock option or restricted stock awards were granted in 2017.
Employment Agreement and Severance Arrangements
As part of the long-term compensation package, the Company and the Bank have entered into a three-year employment agreement with Mr. Pantilione. If the Company terminates Mr. Pantilione, without just cause and absent a change in control, he would be entitled to a payment of salary for amounts due for the remaining term under the agreement with a minimum severance payment of one year's salary. The agreement has a two-part change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in control or an involuntary termination or voluntary termination for good reason during the six months before or within one year after a change-in-control, Mr. Pantilione would be paid a lump sum amount equal to three times the five-year average of his annual compensation less $1.00. We believe that the change-in-control severance provision is desirable in order to ensure that Mr. Pantilione remains focused on the interests of the Company and its shareholders in the event of a pending change in control. Severance payments in the event of a change in control will not exceed the tax-deductible limitations under Sections 280G and 4999 of the Internal Revenue Code of 1986 (the "Code").
The Company and the Bank have previously entered into three-year change in control severance agreements with Ms. Elizabeth A. Milavsky, Executive Vice President and Chief Operating Officer, Mr. John Hawkins, Chief Financial Officer, and David O. Middlebrook, Senior Vice President and Chief Credit Officer. These agreements have a two-step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in-control or an involuntary termination or voluntary termination for good reason during the six months before or within one year after a change-in-control, each individual would be paid a lump sum amount equal to 250% times the average of the annualized compensation, comprised of annualized salary and cash incentive or bonus compensation, paid or accrued to the executive during the thirty-six month period prior to such change in control transaction.  In addition, for a period of eighteen (18) months following the effective date of such termination of employment following a change in control, whether resulting from without cause termination initiated by the employer or for "good reason" initiated by the executive, the employer shall continue to provide the Executive with and pay the applicable premiums for medical and hospital insurance, disability insurance and life insurance benefits, as were provided and paid for at the time of the termination of his employment with the employer.  Further, in no event will severance payments exceed the tax-deductible limits under Section 280G of the Code which equal three times the five-year average of his total taxable annual compensation less $1.00. We believe that these change-in-control severance arrangements are desirable in order to ensure that these individuals remain focused on the interests of the Company and its shareholders in the event of a pending change-in-control.
Retirement Arrangements
The Company has a supplemental executive retirement plan ("SERP") with Mr. Pantilione.  Mr. Pantilione's SERP provides that upon termination of employment on or after reaching age 60, or following a change-in-control, if earlier, such executive will be eligible to receive annual retirement benefits calculated as 50% of final three-year average salary for life and with a minimum payment for ten years to him and his surviving spouse.  The projected annual benefit if Mr. Pantilione had retired as of December 31, 2017 at age 66, would have been $279,608.  The Bank also previously entered into a similar SERP with David Middlebrook, Senior Vice President and Chief Credit Officer. The projected annual benefit if Mr. Middlebrook had retired as of December 31, 2017 at age 59, would have been $90,100.
The Bank has previously approved a SERP for two other executive officers, Ms. Elizabeth A. Milavsky, Executive Vice President and Chief Operating Officer, and Mr. John F. Hawkins, Senior Vice President and Chief Financial Officer (together, the "Executives"). Pursuant to the terms of these Executives' SERPs, each Executive will earn an annual supplemental retirement benefit equal to approximately 35% of his or her highest base salary in effect prior to retirement payable as a life annuity, with a minimum of an aggregate of ten annual payments certain payable to the Executive or the Executive's beneficiary.  Such benefit will be vested upon completion of continuous employment with the Bank through December 31, 2019.  The projected annual benefit upon retirement on or after December 31, 2019, is $68,258 and $62,207 per year for each of Ms. Milavsky and Mr. Hawkins, respectively.  In the event of the Executive's death prior to retirement, the Executive's beneficiary will receive an alternative benefit equal to the annual retirement benefit for a period of ten years following the death of the Executive.  Such SERP benefits shall be vested upon a change of control of the Company or the Bank or upon the Executive's termination of employment as a result of disability prior to December 31, 2019.
Other Benefits and Perquisites
The NEOs are eligible to receive a death benefit equal to three times their base salary in the event of their death while employed with the Bank. The Bank is the beneficiary of life insurance on each NEO in the event of his or her death in the amount that is in excess of the death benefits that would be paid by the Bank to the employee's beneficiaries.
In accordance with the terms of Mr. Pantilione's employment agreement, the Company provides him with use of an automobile, including insurance, maintenance, fuel, fees and other costs.  The Company also pays the costs for use of a local country club to facilitate business activities by the NEOs.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption, and on an annual basis, to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.
To the greatest extent possible, it is our intent to structure our compensation programs in a tax-efficient manner. As currently structured and approved, our incentive programs meet the requirements of performance-based pay pursuant to Internal Revenue Code Section 162(m) with respect to awards made prior to November 3, 2017. However, the Compensation Committee has the discretion to provide our executives with non-deductible forms of compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Celestino R. Pennoni, Chairman
Fred G. Choate
Daniel J. Dalton
Anthony J. Jannetti
Jack C. Sheppard, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION RISK ASSESSMENT

In 2017, senior management conducted a Compensation Risk Assessment with respect to incentive compensation programs which may be applicable to any of its executive officers and employees.  Such Compensation Risk Assessment was presented to and reviewed by the Compensation Committee. This Compensation Risk Assessment concluded the Company's compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned during the last three fiscal years by our principal executive office, our principal financial officer and the three other highest paid executive officers whose total compensation (excluding compensation attributable to changes in pension value and non-qualified deferred compensation earnings) during the fiscal year ended December 31, 2017 exceeded $100,000 for services rendered in all capacities to the Company and the Bank. There was no non-equity incentive compensation received by the named executive officers during any of the periods presented.

				Option	Change in Pension Value and Nonqualified Deferred Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Earnings	Compensation(2)	Total

Vito S. Pantilione	2017	$660,000	$425,000	$--	$425,884	$56,170	$1,567,054
President and	2016	523,650	247,000	30,633	51,019	48,586	900,888
Chief Executive Officer	2015	494,000	233,100	--	150,372	40,700	918,172

John F. Hawkins	2017	$216,700	$115,000	$--	$151,892	$25,054	$508,646
Senior Vice President and	2016	197,000	80,000	17,869	127,517	24,283	446,669
Chief Financial Officer	2015	191,000	70,000	--	--	18,700	279,700

Elizabeth Milavsky	2017	$256,850	$150,000	$--	$139,340	$21,718	$567,908
Executive Vice President and	2016	233,500	105,000	19,145	116,979	21,031	495,655
Chief Operating Officer	2015	226,500	95,000	--	--	15,750	337,250

David O. Middlebrook	2017	$190,000	$20,000	$--	$154,396	$38,605	$403,001
Senior Vice President and
Chief Credit Officer

Daniel Sulpizio	2017	$167,500	$17,000	$--	$--	$26,841	$211,341
Senior Vice President

_____________
(1)
Represents the option grant date fair value calculated in accordance with FASB ASC Topic 718.  See Note 13 of the Notes to the Consolidated Financial Statements included in the Company's Annual Report to Stockholders for the year ended December 31, 2016 for the assumptions made in calculating the grant date fair value. Messrs. Pantilione and Hawkins received options to purchase 12,000 and 7,000 shares respectively, at a per share exercise price of $11.43 (prior to adjustment for the May 2016 and May 2017 10% stock dividends.  Ms. Milavsky received options to purchase 7,500 shares at a per share exercise price of $11.43 (prior to adjustment for the May 2016 and May 2017 10% stock dividends).  All three option grants vest in increments of 20% on each of the five anniversaries of the date of grant.

(2)	All other compensation consists of the following for the year ended December 31, 2017:

		Automobile
	401k	Expense/	Insurance
	Match	Allowance	Premiums	Total

Vito S. Pantilione	$8,100	$35,649	$12,421	$56,170
John F. Hawkins	8,100	10,800	6,154	25,054
Elizabeth Milavsky	8,100	7,800	5,818	21,718
David O. Middlebrook	6,286	16,200	16,119	38,605
Daniel Sulpizio	5,529	4,800	16,512	26,841

Grants of Plan-Based Awards. No plan-based awards were granted to the NEOs in 2017.
Outstanding Equity Awards at Fiscal Year End. The following table sets forth information concerning outstanding equity awards of the NEOs at fiscal yearend.  All stock option amounts and prices have been adjusted for the stock dividends paid in May of 2016 and May of 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (1)

Vito S. Pantilione	2,904	11,616	9.45	01/19/2026	--	--
John F. Hawkins	1,694	6,776	9.45	01/19/2026	--	--
Elizabeth Milavsky	1,815	7,260	9.45	01/19/2026	--	--
David Middlebrook	1,210	4,840	9.45	01/19/2026	--	--
Daniel Sulpizio	1,210	4,840	9.45	01/19/2026	--	--

Option Exercises and Stock Vested. There were no exercises of options during the last fiscal year by any of the NEOs.
Pension Benefits. The following table provides information with respect to each defined benefit pension plan in which a NEO may receive payments or other benefits at, following, or in connection with retirement.
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Vito S. Pantilione	SERP 2003	15	3,165,844	--
John F. Hawkins	SERP 2016	2	279,409	--
Elizabeth Milavsky	SERP 2016	2	256,319	--
David Middlebrook	SERP 2003	15	1,198,525	--
Daniel Sulpizio	N/A	N/A	N/A	--

The Bank implemented a SERP effective January 1, 2003 for Vito S. Pantilione, President and David O. Middlebrook, Chief Credit Officer. Under their SERPs, retirement benefits are payable to them commencing upon retirement after attainment of age 60 at the rate of 50% of their highest base salary paid while an employee of the Bank for the remainder of their life. If such retirement benefit payments are made for less than ten years, a survivor benefit will continue to be paid for the balance of such ten-year period. Such benefits are in addition to any social security benefits. Benefits under the plan may be paid in the form of a lump sum on an actuarially equivalent basis. At December 31, 2017, the Bank had a total accrued liability of $4.9 million with respect to benefits payable under their SERPs. Benefits under their SERPs will be a tax-deductible expense to the Bank at the time that actual benefit payments are made. The Bank has invested in various life insurance agreements (commonly known as BOLI, for bank-owned life insurance) with policy proceeds payable to the Bank in the event of the death of plan participants. Such insurance proceeds and earnings related to such investments are anticipated to exceed any plan costs related to benefit payments.

On January 19, 2016, the Bank approved SERPs for Ms. Elizabeth A. Milavsky, Executive Vice President and Chief Operating Officer, and John F. Hawkins, Senior Vice President and Chief Financial Officer. Such SERP benefits when aggregated with projected Social Security benefits and Bank contributions to the 401(k) plan are projected to provide each participant with a target total retirement benefit of 35% of final three year average salary upon retirement on or after December 31, 2019. Pursuant to the terms of the SERP for Ms. Milavsky, she will earn an annual supplemental retirement benefit equal to 23.23% of her highest base salary in effect prior to retirement payable as a life annuity, with a minimum of an aggregate of ten annual payments certain payable to the officer or the officer's beneficiary. Mr. Hawkins' SERP benefit is calculated as 25.09% of his highest annual base salary. Such benefits will be vested upon completion of additional years of continuous employment with the Bank through December 31, 2019. The projected annual benefit upon retirement on or after December 31, 2019, is $68,258 and $62,207 per year for each of Ms. Milavsky and Mr. Hawkins, respectively. In the event of the Executive's death prior to retirement, the Executive's beneficiary will receive an alternative benefit equal to the annual retirement benefit for a period of ten years following the death of the Executive. Such SERP benefits shall be vested upon a change of control of the Company or the Bank or upon the Executive's termination of employment as a result of disability prior to December 31, 2019.

Nonqualified Deferred Compensation. The Company does not have a non-qualified deferred compensation plan, other than the SERPs referred to under "Pension Benefits."

Potential Payments Upon Termination or Change-in-Control.  As described below, certain of the NEOs are parties to various agreements that provide for payments in connection with any termination of their employment. The following table shows the payments that would be made to the NEOs at, following or in connection with any termination of their employment in the specified circumstances as of the last business day of the last fiscal year.

	Voluntary			Involuntary			Change-in
Name and Plan	Good Reason Termination	Normal Retirement	(1)	Not For Cause Termination	(2)	For Cause Termination	Control Termination	(3)	Disability	(4)	Death (5)

Vito S. Pantilione	$3,041,400	$377,520		$3,041,400		$--	$3,041,400		$1,980,000		$1,857,000
John F. Hawkins	--	62,207		--		--	821,000		--		633,400
Elizabeth Milavsky	--	68,258		--		--	993,838		--		713,700
David Middlebrook	--	101,764		--		--	545,500		--		580,000
Daniel Sulpizio	--	--		--		--	--		--		535,000
_________
(1)
Represents normal retirement projected annual payments under the SERP Plans.  Mr. Pantilione may retire at any time, Mr. Middlebrook may retire in 2018 and Mr. Hawkins and Ms. Milavsky may retire at or after December 31, 2019.

(2)	These payments represent a maximum lump sum payment to the Named Executive upon termination of their contract.
(3)	Amounts may be subject to reduction if such payments would exceed the tax-deductible limits under Section 280G of the Internal Revenue Code.
(4)
The disability payment includes disability insurance payments and continuation of Company compensation on an annual basis for the remainder of the Named Executive's term of employment contract (minimum of 2 years up to a maximum of 3 years).

(5)	Death benefits represent total life insurance payments that would be paid out to the Named Executive's heirs.
Employment Agreement. The Bank has entered into an employment agreement with Mr. Pantilione. Mr. Pantilione's base salary under the employment agreement for the year ended December

31, 2017 was $660,000. Mr. Pantilione's employment agreement has a term of three years that is automatically extended for one year on January 1st of each year, unless notice of termination of the automatic extension is given in accordance with the terms of the employment agreement. The employment agreement may be terminated by the Bank for "cause" as defined in the agreement. If the Bank terminates Mr. Pantilione's employment without just cause or Mr. Pantilione elects to terminate employment for "good reason" as defined in the agreement, he will be entitled to a continuation of his salary plus his annualized bonus from the date of termination through the remaining term of the agreement. The employment agreement contains a provision stating that if Mr. Pantilione's employment is terminated in connection with any change in control, he will be paid a lump sum amount equal to 3.0 times his annual base salary plus an amount equal to 3.0 times the average of the three highest annual bonuses awarded to him prior to such termination; provided that such severance payments following a change in control will be reduced so that such payments will not be made in excess of the tax deductible amounts under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The employment agreement also contains an agreement not to compete with the Bank which restricts certain post-employment activities of the employee within the Counties of Gloucester, Camden, Salem or Cumberland, New Jersey, for two years following termination of employment with the Bank.
Change in Control Severance Agreements. The Company has implemented a Management Change in Control Agreement with John F. Hawkins, Senior Vice President and Chief Financial Officer, Elizabeth Milavsky, Executive Vice President and Chief Operating Officer and David O. Middlebrook, Senior Vice President and Chief Credit Officer. Such Management Change in Control Agreement provides for severance benefits associated with termination of employment following a change in control equal to two and one-half times the most recent salary and bonus payment, not to exceed the tax-deductible amounts under Section 280G of the Code. In addition, such individuals are eligible to receive reimbursement for premium contributions for their medical, dental and life insurance premiums for 18 months.
CEO Pay Ratio.  As required by SEC regulations, the following sets forth information about the relationship of the annual total compensation of our employees and the annual total compensation of Vito S. Pantilione, our President and Chief Executive Officer and President (our "CEO"). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC regulations. Due to the use of estimates, assumptions, and adjustments permitted by those regulations, pay ratio disclosures may involve a degree of imprecision calculated in a manner consistent with such regulations.

We determined that, as of December 31, 2017, our employees (other than our CEO) consisted of 91 individuals, including our full-time and part-time employees. To identify the median employee, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
For 2017, our last completed fiscal year:

▪	the annual total compensation of our median employee employed as of December 31, 2017 (other than our CEO) was $44,562; and

▪	the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $1,567,054.
Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 35:1.
The 2017 total compensation was impacted by a higher than normal Change in Pension Value of $425,884 due to our CEO's salary increase in 2017. Our CEO's Change in Pension Value for the prior two fiscal years has averaged approximately $100,000. Assuming a Change in Pension Value of $100,000, as discussed above, the ratio would have been approximately 28:1.

DIRECTOR COMPENSATION

Set forth below is a table providing information concerning the compensation of the directors of the Company who are not NEOs for 2017. The only compensation received by directors was in the form of cash.

	Fees Earned or	Total
Name (1)	Paid in Cash	Compensation

Celestino R. Pennoni	265,910	265,910
Fred G. Choate	58,264	58,264
Daniel J. Dalton	43,355	43,355
Arret F. Dobson	54,701	54,701
Edward Infantolino	33,375	33,375
Anthony J. Jannetti	39,471	39,471
Jeffrey H. Kripitz	55,955	55,955
Jack C. Sheppard, Jr.	56,016	56,016

(1)	The number of options owned by each director at December 31, 2017 was as follows:

Number of
Name	Options

Celestino R. Pennoni	14,520
Fred G. Choate	9,680
Daniel J. Dalton	7,744
Arret F. Dobson	6,050
Edward Infantolino	6,050
Anthony J. Jannetti	6,050
Jeffrey H. Kripitz	6,050
Jack C. Sheppard, Jr.	6,050

For the year ended December 31, 2017, the chairman and each other non-employee director received board fees of $4,515 and $1,050, respectively. Retainers of $46,200, $22,050, and $6,825 were paid to the chairman, audit committee chairman, and each other non-employee director, respectively, regardless of attendance. Additionally, fees were paid in connection with attendance of committee meetings for all non-employee directors. For the fiscal year ended December 31, 2017, board fees totaled $607,047. Currently, each Company director also serves as a Bank director. Directors' fees are paid by the Bank; there are no additional fees paid by the Company.

RELATED PARTY TRANSACTIONS

In the normal course of its business as a financial institution, the Bank has granted loans to its officers, directors and their affiliates. The terms of these related party loans, including interest rates, collateral and repayment terms, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectability or other unfavorable features. At December 31, 2017, the aggregate outstanding principal balance of all such related party loans was $12.8 million.

The Company purchased in 2017 employee benefits such as medical insurance, life insurance and disability insurance from an insurance agency owned by one of its Board members, Jeffrey H. Kripitz, which amounted to $834,213. Mr. Kripitz has beneficial ownership of 352,275 shares, or 4.39% of the outstanding shares of Common Stock.

PROPOSAL II -- RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors of the Company has appointed RSM US LLP as the Company's independent auditor for the fiscal year ending December 31, 2018, subject to ratification by the Company's shareholders. A representative of RSM US LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and he will have the opportunity to make a statement if he so desires.
Audit Fees. The aggregate fees billed by RSM US LLP for professional services rendered for the audit of the Company's annual consolidated financial statements and for the review of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2017 and 2016, were $201,745 and $155,615, respectively.
Audit Related Fees. There were no audit related fees paid in 2017 or 2016.
Tax Fees. There were no tax related fees paid in 2017 or 2016.
All Other Fees. There were no other fees paid in 2076 or 2016.

The Audit Committee has not established pre-approval procedures and instead specifically approves each service prior to the engagement of the auditor for all audit and non-audit services. It is the Audit Committee's policy to pre-approve all audit and non-audit services prior to the engagement of the Company's independent auditor to perform any service. All of the services listed above for 2017 and 2016 were approved by either the Company's or the Bank's Audit Committee prior to the service being rendered. There were no services that were not recognized to be non-audit services at the time of engagement that were approved after the fact.
Ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE 2018 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee's main responsibilities include establishing and reviewing the Company's internal controls and operating procedures to ensure compliance by the Company with all applicable laws, regulations, generally accepted accounting standards and customary operating procedures and practices. The Audit Committee also monitors the results of examinations by the Company's independent auditor. During the year ended December 31, 2017, this committee met four times.
For the fiscal year ended December 31, 2017, the Audit Committee: (i) reviewed and discussed the Company's audited consolidated financial statements with management, (ii) discussed with the Company's independent auditor, RSM US LLP, all matters required to be discussed under the standards of the Public Company Accounting Oversight Board and (iii) received from RSM US LLP written disclosures and the letter regarding RSM US LLP's independence as required by Public Company Accounting Oversight Board, Rule 3526 "Communication with Audit Committee Concerning Independence" and discussed with RSM US LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Audit Committee:
Fred G. Choate (Chairman)
Daniel J. Dalton
Arret Dobson
Jack C. Sheppard, Jr.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the Company's proxy materials for the annual meeting of shareholders to be held in 2019, all shareholder proposals must be received at the executive office of the Company at 601 Delsea Drive, Washington Township, New Jersey 08080 by November 16, 2018. Shareholder proposals must meet other applicable criteria as set forth in the bylaws in order to be considered for inclusion in the proxy materials.
Shareholder proposals that are not included in the Company's proxy statement for the 2019 annual meeting will only be considered at such meeting if the shareholder submits notice of the proposal to the Company at the above address by February 15, 2019. Shareholder proposals must meet other applicable criteria as set forth in the bylaws in order to be considered at the 2019 annual meeting.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors, and executive officers to file reports of ownership and changes in their equity securities of the Company with the Securities and Exchange Commission and to furnish the Company with copies of such reports. To the Company's knowledge, all of the filings by our directors and executive officers were made on a timely basis during the 2017 fiscal year.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournments, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers, and regular employees of the Company or the Bank may solicit proxies personally or by telegraph or telephone without additional compensation. In addition, the Company has retained Georgeson, Inc. to aid in the solicitation of proxies. Georgeson, Inc. will receive a base fee not to exceed $5,000 plus certain incremental costs for its proxy solicitation services.

THE ANNUAL MEETING TO BE HELD ON APRIL 17, 2018

The Proxy Statement and Annual Report to Shareholders are available at www.investorvote.com/pkbk. For information on how to obtain directions to the Annual Meeting, please call or email Linda Kaiser at (856) 256-2500 or lkaiser@parkebank.com, respectively.
Stockholders can elect to receive future proxy statements and annual reports over the internet rather than in printed form. Stockholders of record can make this election by calling Investor Relations toll-free at 1 (800) 866-PARKEBK, sending an email to InvestorRelations@parkebank.com, or by following the instructions at www.parkebank.com. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the internet.

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders as of the Record Date upon written request to the Chief Financial Officer, Parke Bancorp, Inc., 601 Delsea Drive, Washington Township, New Jersey 08080.
BY ORDER OF THE BOARD OF DIRECTORS

Linda A. Kaiser

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Parke Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Central Time, on April 16, 2018.

Vote by Internet

- Go to **www.investorvote.com/pkbk**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Term to Expire in 2020	For	Withhold						
01 - Vito S. Pantilione	☐	☐						
Term to Expire in 2021	**For**	**Withhold**		**For**	**Withhold**		**For**	**Withhold**
02 - Daniel J. Dalton	☐	☐	03 - Arret F. Dobson	☐	☐	04 - Anthony J. Jannetti	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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2018 Annual Meeting Admission Ticket

2018 Annual Meeting of
Parke Bancorp, Inc. Shareholders

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Parke Bancorp, Inc.

601 Delsea Drive, Washington Township, New Jersey 08080

Notice of 2018 Annual Meeting of Shareholders Proxy – April 17, 2018

The undersigned hereby appoints the Board of Directors of Parke Bancorp, Inc. (the "Company"), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company, which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting"), to be held at The Terra Nova Restaurant, 590 Delsea Drive, Washington Township, New Jersey, on April 17, 2018, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The signed proxy will be voted as directed, but if no instructions are specified, this signed proxy will be voted for the nominees and for the other proposal stated. If any other business is presented at such meeting, this signed proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Should the above signed be present and elect to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of the Bank at the Meeting of the shareholder's decision to terminate this Proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this Proxy by filing a subsequently dated Proxy or by written notification to the Secretary of the Bank of his or her decision to terminate this Proxy. The above signed acknowledges receipt from the company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders, Proxy Statement and 2017 Annual Report.

(Items to be voted appear on reverse side.)